Pricing Supplement No. 103 Dated: May 8, 2006 Filed Pursuant to Rule 424(b)(3)

(To Prospectus dated January 31, 2003 and Prospectus Supplement dated February 5, 2003 as supplemented by Supplement No. 2 dated May 5, 2006)

File No. 333-102373

This Pricing Supplement consists of 3 page(s)

AMERICAN EXPRESS CREDIT CORPORATION

Medium-Term Senior Notes, Series B

Due Nine Months or More from Date of Issue

Principal Amount or Face Amount:	$400,000,000

Issue Price: 100.000%

Proceeds to Company on original issuance: $399,920,000

Commission: $80,000

Agent:	☐ ABN AMRO Incorporated	☐ Deutsche Bank Securities Inc.
	☐ Banc of America Securities LLC	☐ J. P. Morgan Securities Inc.
	☐ Barclays Capital Inc.	☐ Lehman Brothers Inc.
	☐ BNP Paribas Securities Corp.	☐ Utendahl Capital Partners, L.P.
	☒ Credit Suisse Securities (USA) LLC	☒ Wachovia Capital Markets LLC
	☐ Citigroup Global Markets Inc.	☐ Other:

Agent	Amount
Credit Suisse Securities (USA) LLC	$200,000,000
Wachovia Capital Markets LLC	$200,000,000

Total	$400,000,000

Agent's capacity on original issuance:	☒ As Agent
☐ As principal

If as principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of 100 % of Principal Amount or Face Amount.

Form of Note: ☒ Global ☐ Definitive

Original Issue Date: May 10, 2006

Stated Maturity:	April 18, 2008

Specified Currency (If other than U.S. Dollars):

Authorized Denominations (If other than as set forth in the Prospectus Supplement):

Interest Payment Dates: Monthly on the 18th day of each month

First Interest Payment Date: June 19, 2006

Accrue to Pay: ☒ Yes ☐ No

Indexed Principal Note:	☐ Yes (See Attached)	☒ No
Type of Interest Rate: ☐ Fixed Rate ☒ Floating Rate		☐ Indexed Rate (See Attached)
Interest Rate (Fixed Rate Notes):

Initial Interest Rate (Floating Rate Notes): 5.09%

Base Rate:	☐ CD Rate	☐ Commercial Paper Rate
	☐ EURIBOR	☐ Federal Funds Rate
	☒ LIBOR	☐ Treasury Rate
	☐ Prime Rate	☐Other (See Attached)

Calculation Agent: J.P. Morgan Trust Company, N.A.

Computation of Interest (If other than as set forth in the Prospectus Supplement):

☐ 30 over 360	☐ Actual over Actual
☒ Actual over 360	☐ Other (See Attached)

Interest Reset Dates: Monthly on the 18th day of each month

Rate Determination Dates (If other than as set forth in the Prospectus Supplement):

Index Maturity:

Spread (+/-): +1.0 basis points

Spread Multiplier: none

Change in Spread, Spread Multiplier or Fixed Interest Rate prior to Stated Maturity:
☐ Yes (See Attached)	☒ No
Maximum Interest Rate: none
Minimum Interest Rate: none

Amortizing Note:	☐ Yes (See Attached)	☒ No

Optional Redemption:	☐ Yes	☒ No
Optional Redemption Dates:
Redemption Prices:
Redemption:	☐ In whole only and not in part
☐ May be in whole or in part

Optional Repayment:	☐ Yes	☒ No
Optional Repayment Dates:
Optional Repayment Prices:

Discount Note:	☐ Yes	☒ No
Total Amount of OID:
Bond Yield to Call:
Bond Yield to Maturity:
Yield to Maturity:

CUSIP:  0258M0CK3

ISIN: US0258M0CK32

DESCRIPTION OF THE NOTES:

The description in this Pricing Supplement of the particular terms of the Medium-Term Senior Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus and Prospectus Supplement, to which reference is hereby made.